Exhibit 15.1
May 6, 2026

To the Board of Directors and Stockholders of

Light & Wonder, Inc.

We are aware that our report dated May 6, 2026, on our review of the interim financial information of Light & Wonder, Inc. appearing in this Quarterly Report on Form 10-Q for the quarter ended March 31, 2026, is incorporated by reference in Registration Statement Nos. 333-05811, 333-44983, 333-110141, 333-134043, 333-157638, 333-161232, 333-191817, 333-197948, 333-200463, 333-213432, 333-213434, 333-232987, 333-263188, and 333-275135 on Form S-8 and Nos. 333-74590, 333-84742, 333-110477, 333-112452, 333-124107, 333-141720, 333-155346-0, and 333-165743 on Form S-3.

/s/ Deloitte & Touche LLP